                                   EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                              (dollars in millions)

                               -------------------

                                            Years Ended December 31,
                            ------------------------------------------------------

                              1997        1996       1995         1994       1993

                            --------    --------    --------    -------    -------
Earnings before
   income taxes and
   cumulative effect
   of accounting changes    $ 10,611    $ 10,683    $  9,347    $ 8,216    $ 6,196

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                   (207)       (227)       (246)      (184)      (164)
Dividends from less than
   50% owned affiliates          138         160         202        165        151
Fixed charges                  1,438       1,421       1,495      1,537      1,716
Interest capitalized, net
   of amortization               (16)         13           2         (1)       (13)
                            --------    --------    --------    -------    -------
Earnings available for
   fixed charges            $ 11,964    $ 12,050    $ 10,800    $ 9,733    $ 7,886
                            ========    ========    ========    =======    =======

Fixed charges:
Interest incurred:
   Consumer products        $  1,224    $  1,197    $  1,281    $ 1,317    $ 1,502
   Financial services and
     real estate                  67          81          84         78         87
                            --------    --------    --------    -------    -------

                            $  1,291    $  1,278    $  1,365    $ 1,395    $ 1,589
Portion of rent expense
   deemed to represent
   interest factor               147         143         130        142        127
                            --------    --------    --------    -------    -------

Fixed charges               $  1,438    $  1,421    $  1,495    $ 1,537    $ 1,716
                            ========    ========    ========    =======    =======
Ratio of earnings to
   fixed charges                 8.3         8.5         7.2        6.3        4.6
                            ========    ========    ========    =======    =======